Exhibit 10.37

EXECUTIVE EMPLOYMENT AGREEMENT

THIS AGREEMENT is made effective as of December 22, 2015.

BETWEEN:

RESPONSE BIOMEDICAL CORP. (the “Company”), having an office at 1781 West 75th Ave., Vancouver, BC, Canada V6P 6P2,

AND

DR. BARBARA KINNAIRD, (the “Executive”), having a residence at 15 - 6333 Princess Lane, Richmond, BC, V7E 6T3

WHEREAS:

A.	The Company wishes to promote the Executive in the position of Chief Executive Officer (“CEO”) and the Executive wishes to accept such promotion; and

B.	The Company and the Executive (together the “Parties”) have agreed to set out in writing these revised terms and conditions of employment.

In consideration of the premises and the mutual agreements set forth below and the payment of a signing bonus in the amount of $1,000, such payment to be received following the execution of this agreement, the Parties agree as follows:

1.	EMPLOYMENT

1.1	Position

The Company will continue to employ the Executive, and the Executive will now serve the Company in the position of CEO on the terms and conditions set out herein.

1.2	Reporting

The Executive shall report and be directly responsible to the Board of Directors.

1.3	Duties

The Executive will perform those business and professional duties normally or usually associated with the position of CEO, and such other or different duties as may from time to time be assigned to the Executive by the Company’s Board of Directors (the “Board”), including managing and administering the day to day operation of the Company with the following specific duties and responsibilities:

a)	to provide leadership and vision to manage the Company in the best interests of its shareholders and other stakeholders;
b)	to conduct ongoing strategic planning and establish long-term goals for the Company;
c)	to evaluate management systems and operation;
d)	to report to the Board in a timely manner and act as a liaison between management and the Board;
e)	to assist the Board with policy development;
f) g)	to train, develop, manage and assess the performance of senior management; work closely with the Board of directors and the Board’s various committees;
h)	to serve as primary external spokesperson for the Company; and
i)	such other duties and responsibilities suitable to a CEO position as may be assigned by the Board.

The CEO is responsible for meeting the corporate objectives of the Company as are periodically developed by the Board in consultation with management.

The duties and responsibilities set out above do not extend, and are not to be interpreted as extending, the obligations and liabilities of the officers beyond those imposed by applicable law and in each case are subject to the Articles of the Company and applicable law.

The Board may make reasonable changes to the Executive’s duties without notice in accordance with the Company’s business needs, provided that such changes are consistent with executive-level duties and responsibilities, and any such changes will not constitute a breach of the terms of employment.

1.4	Term

The Executive’s promotion to CEO will become effective on May 19, 2015, (the “Start Date”) and will continue until this Agreement is terminated as provided herein (the “Term”).

1.5	Performance

During the employment, the Executive will use her best efforts to:

(a)	well and faithfully serve the Company;

(b)	act in, and promote, the best interests of the Company;

(c)	devote the whole of the Executive’s working time, attention and energies to the business and affairs of the Company;

(d)	comply with all terms of this Agreement and any other Agreements entered into with the Company; and

(e)	comply with all of the Company’s policies and procedures as amended from time to time, and all applicable regulatory requirements.

1.6	Conflict of Interest

The Executive will not act in a manner where her private interest conflicts or could be perceived to conflict with her obligations to the Company. The Executive acknowledges and agrees that she is not party to any agreement that could prevent or negatively impact or interfere with the proper and full performance of her duties under this Agreement. During the Term, the Executive agrees not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the Board.

2.	COMPENSATION AND BENEFITS

2.1	Salary

The Company will pay the Executive an annual salary of $350,000.00 (the “Base Salary”). The Base Salary will be paid periodically in accordance with the Company’s normal payroll practices and will be subject to the usual, applicable withholdings. The Executive’s salary will be subject to review and adjustments made based upon the Company’s normal performance review practices provided however, that the annual salary will not be reduced without the Executive’s consent.

2.2	Short Term Incentive

The Executive shall be eligible to participate in any incentive program that is applicable to executives of the Company, including the Company’s Short-Term Incentive Plan (“STI Plan”). The Company may make changes to its incentive programs, including the STI Plan, without notice in accordance with its business needs and any changes will not constitute a breach of the terms of employment. The target annual incentive payment for the Executive under the current STI Plan is forty percent (40%) of Base Salary for the year. This payment is based on the achievement of both corporate and personal objectives established by the Board of Directors each year.

2.3	Stock Options and Restricted Stock Units

On May 19, 2015 and on prior dates the Board has approved various stock options for Executive that vest under provisions described in those option agreements and pursuant to the terms, definitions and provisions of the Company's Amended and Restated 2008 Stock Option Plan (the “Option Plan”) and the stock option agreement by and between the Executive and the Company (the “Option Agreement”), both of which documents are incorporated herein by reference, subject to future amendments from time to time.

In addition to all grants previously provided to the Executive, the Board of Directors of the Company will meet in the first quarter of 2016 to consider an additional grant of equity compensation to the Executive. The granting of any stock options or restricted stock units at that time shall remain at the discretion of the Board and shall be subject to the terms and conditions of the Option Plan and/or the Company’s Restricted Stock Unit Plan.

As the value of any grant of stock options will be based on market value and other factors, the Company makes no representation or guarantee that any grant of stock options (including the Option) will attain or result in any particular value or compensation to the Executive and the Company is not liable to the Executive for any loss or failure to gain from the grant, retention or exercise of any stock options (including the Option).

The Board may grant the Executive further stock options and/or restricted stock units at its sole discretion subject to the terms and conditions of the Option Plan and/or the Company’s Restricted Stock Unit Plan.

2.4	Group Life and Health Benefits

During the term of this Agreement, the Company will make available to the Executive the insured life and health benefit plans comparable to those provided to other executives of the Company (the “Benefits”). The terms and conditions of the Benefits (including eligibility) will be determined by the plans or policies from time to time established or purchased by the Company. Where any benefit is provided through an insured plan, the liability of the Company will be limited to paying its share of the applicable premium. The Company may cancel or make changes to the Benefits without notice in accordance with its business needs, and any cancellation or changes will not constitute a breach of the terms of employment.

2.5	Vacation

The Executive shall be eligible to earn twenty-five days of paid vacation per year, prorated for any partial year of employment, in accordance with the Company’s vacation policy, with the timing and duration of specific vacations to be mutually and reasonably agreed to by the Parties. The Company recognizes that the Executive anticipates having 40 vacation days at the end of 2015 which she may use at her reasonable convenience subject to the responsibilities of her position. The Executive shall not accrue unused vacation days in excess of 40 days. Effective January 1, 2016, the Executive shall use the minimum vacation requirements prescribed by the Employment Standards Act each year. Carry over of any vacation days in excess of the minimums prescribed by the Employment Standards Act is only permitted if the Executive has less than 40 days of banked vacation and the Executive may only carry over up to a maximum of 40 total days of banked time. Any excess unused vacation days shall be forfeited.

2.6	Expenses

The Company will reimburse the Executive for reasonable travel, entertainment or other expenses incurred by the Executive in the furtherance of or in connection with the performance of the Executive's duties under this Agreement, in accordance with the Company's expense reimbursement policy as in effect from time to time.

3.	TERMINATION

3.1	Termination without Just Cause

The Company may terminate the employment of the Executive without just cause by providing 24 months’ written notice, or at is sole discretion, immediately terminating her employment and providing her: (i) pay in lieu of notice equal to twenty-four (24) months’ Base Salary; and (ii) a prorated incentive payment based on the last incentive payment made to the Executive. If the Company chooses to provide the Executive with pay in lieu of notice it shall be payable in equal monthly instalments over a twenty-four (24) month period following the date of termination. The notice or payment in lieu of notice required by this clause will be the total and maximum notice or compensation to which the Executive is entitled with respect to the termination of employment by the Company, and the Company will have no further obligations to the Executive with respect to the termination of employment, including any further compensation, severance pay or damages of any kind.

3.2	Termination for Just Cause

Notwithstanding any other provision of this Agreement, the Company may immediately terminate the Executive’s employment at any time for just cause, without prior notice or pay in lieu of notice or any other form of compensation, severance pay or damages.

3.3	Resignation

The Executive may resign her employment at any time by providing the Company with four (4) weeks written notice of resignation, which notice may be waived in whole or in part by the Company. The Company agrees to pay the Executive her then-current salary and benefits for the full 4-weeks, even if it waives any portion of the 4-week notice period.

3.4	Directorship and Offices

Upon the termination of employment with the Company for any reason, the Executive will immediately resign any directorship or office held in the Company or any parent, subsidiary or affiliated companies of the Company and, except as provided in this Agreement, the Executive will not be entitled to receive any written notice of termination or payment in lieu of notice, or to receive any severance pay, damages or compensation for loss of her directorship, office or otherwise.

3.5	Benefits

The Benefits will cease on the date a resignation of employment is effective, pursuant to section 3.3, of this Agreement or the date of termination pursuant to section 3.2 of this Agreement, and the Company will have no obligation to extend the Benefits. In the event the Executive is terminated pursuant to Section 3.1 of the Agreement, the Company will continue medical and dental coverage during the twenty-four (24) month severance period provided such benefits can be continued pursuant to the terms of the applicable plan.

4.	CHANGE OF CONTROL

4.1	Termination By Company

In the event that within the twelve (12) month period immediately following a Change of Control (as defined in section 4.2 of this Agreement), any of the following occur:

(a)

a material change (other than a change that is clearly and exclusively consistent with a promotion) in the Executive’s position, duties, responsibilities, title or office in effect immediately prior to any Change of Control;

(b)

a failure by the Company to increase the Executive’s base salary, incentive bonus, benefits, vacation or other form of compensation in a manner consistent (both as to frequency and as to percentage increase) with increases granted generally to the Company’s other executives;

(c)	a decrease in the Executive’s base salary or a material decrease in the Executive’s incentive bonus, benefits, vacation or other compensation;

(d)	a relocation of the Executive’s principal place of employment outside the Metro Vancouver region;

(e)

the Company taking any action to deprive the Executive of any material fringe benefit not mentioned above and enjoyed by her immediately prior to the Change in Control, or the Company failing to increase or improve such material fringe benefit on a basis consistent with increases or improvements granted generally to the Company’s other executives;

(f)	any breach by the Company of any provision of this Agreement; or

(g)	any action or event that would constitute a constructive dismissal of Executive at common law

(the “Change of Control Event(s)”).

then, at the Executive’s election, of which the Executive shall advise the Company, by notice in writing within thirty (30) days of the Change of Control Event, this Agreement shall be deemed to have been terminated by the Company and the Company will, immediately upon such termination, provide to the Executive:

(i)	the payment in lieu of notice set out in Section 3.1 of this Agreement; and

(ii)	immediate vesting of any unvested stock options or restricted stock units and such options may be exercised within 120 days from the date of termination.

The Executive further agrees that compensation payable pursuant to this section is in lieu of the severance package payable under section 3 of this Agreement and shall be the maximum compensation to which the Executive is entitled to receive in lieu of reasonable notice, and the Company will have no further obligations to the Executive with respect to the termination of this Agreement or her employment, including, without limitation, further severance pay or damages.

4.2	Change of Control

For the purposes of this agreement, a “Change of Control” means any of the following:

(a)

there is a direct or indirect acquisition by a person or group of persons (excluding the Executive or any person associated with the Executive) acting jointly or in concert of the voting securities of the Company (as defined in the Securities Act R.S.B.C. 1996, c.418 as the same may be amended from time to time and any successor legislation thereto) that when taken together with any voting securities owned directly or indirectly by such person or group of persons at the time of the acquisition, constitute 50% or more of the outstanding voting securities of the Company;

(b)

the completion of a merger, amalgamation, arrangement, business combination or similar transaction with a person or group of persons that is not associated or affiliated (within the meaning of the Business Corporations Act (British Columbia) as amended) with the Company; or

(c)	the sale, lease or transfer of all or substantially all of the Company’s assets; or

(d)	the incumbent directors no longer constitute a majority of the Board of Directors of the Company.

5.	CONFIDENTIALITY AND WORK PRODUCT OWNERSHIP AGREEMENT

5.1     As a condition of her promotion to CEO, the Executive will enter into the Company’s Confidentiality and Work Product Ownership Agreement (the “Confidentiality Agreement”).

6.	RESTRICTED ACTIVITIES

6.1	Acknowledgment

The Executive acknowledges that:

(a)     the business of the Company is highly competitive;

(b)     the Executive will have access to and be entrusted with confidential information and the Executive will be involved in, and responsible for making or contributing to, strategic, supervisory and managerial decisions for the Company;

(c)     the scope of the role of the Executive with the Company will be such that the confidential information the Executive will have access to, and be entrusted with, and the decisions that the Executive be involved in and responsible for making or contributing to, will relate to many aspects of the business of the Company;

(d)     the Executive will develop important relationships with key stakeholders in the business of the Company, including, without limitation, distributors, contractors, suppliers and executives, such that the goodwill and viability of the Company will depend in part on the Executive; and

(e)     as a result, the business of the Company would be vulnerable to the Executive engaging in activities that are competitive with or detrimental to aspects of the business of the Company during the Term and for a reasonable period after the termination of the Executive’s employment for any reason.

6.2	Non-Competition

During the Term and for a period of twelve (12) months after the termination of the Executive’s employment for any reason the Executive will not, in Canada, the United States of America or the People’s Republic of China directly or indirectly, engage in any undertaking or business, with companies that are direct competitors in the business developing, producing and/or selling diagnostic tests for cardiac point of care whether as an employee, partner, principal, agent, consultant, or otherwise.

6.3	Other Restrictions

During the Term and for a period of twelve (12) months after the termination of employment for any reason the Executive will not, in Canada, the United States of America or the People’s Republic of China directly or indirectly:

(a)     contact or communicate with any Customer for the purpose of offering for sale any products or services that are the same as or similar to those offered by the Company;

(b)     solicit, divert, or take away from the Company the business of any Customer;

(c)     service, or otherwise enter into contractual relations with, any Customer for the purpose of offering for sale any products or services that are the same as or similar to those offered by the Company; or

(d)     solicit or encourage any employee or contractor of the Company with whom the Executive became acquainted as a result of the Executive’s employment to terminate their relationship with the Company.

6.4	Definition of Customer

For the purposes of section 6.3 of this Agreement, “Customer” means any person with whom the Executive has developed a potential business relationship related to the current or contemplated business of the Company or to whom the Executive provided products or services during the Executive’s employment with the Company, but excluding any person with whom the Company has not done business in the two years preceding the termination of employment.

6.5	Other Duties

The restrictions contained in this section 6 are in addition to and do not derogate from any other duties and obligations (including fiduciary obligations) the Executive may have to the Company under any applicable laws.

7.	General

7.1	Enforcement

The Executive’s covenants and obligations under section 6 (Restricted Activities) are reasonable, necessary and fundamental to the protection of the Company’s legitimate business interests, and any breach of those covenants and obligations would result in loss and damage to the Company for which the Company could not be adequately compensated by an award of monetary damages.

In the event of any actual or threatened breach of any of those covenants and obligations by the Executive, the Company will, in addition to all remedies available to the Company at law or in equity, be entitled as a matter of right to judicial relief by way of a restraining order, interim, interlocutory or permanent injunction, or order for specific performance, and the Executive will not oppose the granting of any such judicial relief and hereby waive all defences to the strict enforcement of those covenants and obligations and such judicial relief.

7.2	Governing Law/Courts

This Agreement and all related matters will be governed by, and construed in accordance with, the laws of British Columbia, Canada and the federal laws of Canada applicable therein. The Executive hereby irrevocably submits and attorns to the non-exclusive jurisdiction of the Supreme Court of British Columbia sitting in the City of Vancouver regarding any and all disputes arising from, connected with or relating to this Agreement or any related matter.

7.3	Legal Advice

The Executive acknowledges that the Company recommended that the Executive obtain independent legal advice before executing this Agreement and the Confidentiality Agreement, and that the Executive has had the opportunity to do so. The Company will provide reimbursement up to $5,000.00 for the Executive to obtain such legal counsel. The Executive will provide invoices and receipts for reimbursement of legal expenses.

7.4	Collection and Use of Personal Information

The Executive acknowledges that the Company will collect, use and disclose health and other personal information for employment and business related purposes. The Executive consents to the Company collecting, using and disclosing personal information of the Executive for employment and business related purposes in accordance with the privacy policy of the Company and applicable privacy laws.

7.5	Dispute Resolution

In the event of a dispute arising out of or in connection with this Agreement, or in respect of any legal relationship associated with it or from it, which does not involve the Company seeking a court injunction or other injunctive or equitable relief to protect its business, confidential information, intellectual property the parties will use their best efforts to resolve their differences. In the event they are unable to do so they may resort to the British Columbia Courts for assistance following an attempt to utilize their best efforts to negotiate or mediate a settlement as set out below.

(a)

Amicable Negotiation – The Parties agree that, both during and after the performance of their responsibilities under this Agreement, each of them will make bona fide efforts to resolve any disputes arising between them by amicable negotiations;

(b)

Mediation – If the Parties are unable to negotiate resolution of a dispute, either Party may refer the dispute to mediation by providing written notice to the other Party. If the Parties cannot agree on a mediator within thirty (30) days of receipt of the notice to mediate, then either Party may make application to the British Columbia Arbitration and Mediation Society to have one appointed. The mediation will be held in Vancouver, BC, in accordance with the British Columbia International Commercial Arbitration Centre’s (the “BCICAC”) Commercial Mediation Rules, and each Party shall equally bear the costs of the appointment and other mediation costs including the mediator’s fees.

7.6	Miscellaneous

No consent or waiver by the Company to or of any breach of this Agreement by the Executive will be effective unless in writing and signed by the Company, or deemed or construed to be a consent to or waiver of a continuing breach or any other breach of this Agreement by the Executive. If any provision of this Agreement is determined to be unenforceable or invalid for any reason, then that provision will be deemed to be severed from this Agreement and the remaining provisions will continue in full force and effect without being impaired or invalidated in any way, unless as a result of the severance this Agreement would fail in its essential purpose. This Agreement will enure to the benefit of and be binding upon the Executive and the Executive’s heirs, executors, administrators, personal representatives and permitted assigns. This Agreement will enure to the benefit of the Company and its successors, assigns and licensees. The Executive will not assign this Agreement or assign or delegate any of the Executive’s rights, duties or obligations under this Agreement without the Company’s prior written consent, which may be withheld by the Company in its discretion. The Company may assign this Agreement to any person.

7.7	Entire Agreement

This Agreement, the Company’s policies and procedures as amended from time to time and the Confidentiality Agreement constitute the entire agreement between the Executive and the Company regarding the Executive’s employment with the Company, and supersede all previous communications, representations, negotiations, discussions, agreements or understandings, whether oral or written, regarding the Executive’s employment with the Company. There are no other representations, warranties, terms, conditions, undertakings or collateral agreements, express, implied or statutory, between the Executive and the Company other than as expressly set forth in this Agreement and the Confidentiality Agreement.

IN WITNESS WHEREOF the Parties hereto have executed this Agreement as of the day and year first written above.

RESPONSE BIOMEDICAL CORP.

Per:  /s/ Lewis J. Shuster

Lewis J. Shuster

Chairman of the Board

/s/ Dr. Barbara Kinnaird

DR. BARBARA KINNAIRD